Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

First Advantage Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $ 0.001 per share	457(f)	27,150,000[1]	N/A	$318,310,423.50[2]	$0.00014760	$46,982.62[3]

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$318,310,423.50		$46,982.62

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$46,982.62

[1]

Represents the maximum number of shares of First Advantage common stock, par value $0.001 per share, estimated to be issued to Sterling stockholders pursuant to the merger agreement referred to in the information statement/prospectus, which forms part of the registration statement on Form S-4 (referred to as the registration statement), to which this exhibit relates. For the avoidance of doubt, the Specified Stockholders will not receive any shares of First Advantage common stock that are registered pursuant to the registration statement. Defined terms used but not defined herein have the meanings ascribed to such terms in the registration statement.

[2]

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act. The proposed maximum aggregate offering price of the securities being registered was calculated based on (A) the product of (i) $15.29, the average of the high and low prices of a share of Sterling common stock on the Nasdaq Global Select Market on April 23, 2024, multiplied by (ii) 99,333,361.04, the estimated maximum number of shares of Sterling common stock to be canceled in the transaction, less (B) $1,200,000,000, the aggregate amount of cash expected to be paid by First Advantage to the holders of such shares of Sterling common stock for the portion of such shares of Sterling common stock entitled to receive cash consideration in accordance with the merger agreement.

[3]	Calculated pursuant to Section 6(b) of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00014760.